                                                                    EXHIBIT 99.1

(ST. FRANCIS CAPITAL CORPORATION LOGO)     NEWS RELEASE

FOR FURTHER INFORMATION CONTACT:           SUBJECT:

Jon D. Sorenson                            St. Francis Capital Corporation
Chief Financial Officer                    Announces Second Quarter Fiscal
(262) 787-8700                             Year Earnings and Quarterly Dividend

Release Time: 6:30 a.m. Central Time April 25, 2003

Brookfield, WI - April 25, 2003...... St. Francis Capital Corporation (NASDAQ:
STFR) today reported earnings for the three and six months ended March 31, 2003, and announced a quarterly dividend to shareholders.

         Net income for the three months ended March 31, 2003 increased to $6.3 million compared with $4.9 million for the three months ended March 31, 2002. Diluted earnings per share increased to $0.64 for the three months ended March 31, 2003 compared with $0.51 for the three months ended March 31, 2002. Net income for the six months ended March 31, 2003 increased to $12.4 million compared with $10.9 million for the six months ended March 31, 2002. Diluted earnings per share increased to $1.26 for the six months ended March 31, 2003 compared with $1.13 for the six months ended March 31, 2002.

         The Company also announced a cash dividend in the amount of $0.20 per share payable on May 20, 2003 to shareholders of record as of May 12, 2003. Since dividends were instituted in 1995, the Company has paid 31 consecutive quarterly dividends.

         The interest rate environment continued to have a significant impact on quarterly results, as rates remained near 40-year lows. Mortgage loan originations remained at very high levels and mortgage-related assets continue to be affected by the low interest rates. Gains on the sale of mortgage loans were $5.6 million and $10.6 million for the three and six months ended March 31, 2003, respectively, compared with $2.1 million and $5.3 million for the same periods in the prior year. Operating results also include charges of $1.1 million and $2.5 million ($0.07 and $0.15 diluted per share after-tax) for the three and six months ended March 31, 2003, respectively, related to impairment write-downs of the Company's mortgage servicing rights, another aspect of refinancing activity related to low rates. There were no comparable charges in the prior fiscal year.

         "We've experienced several quarters in a row in which interest rates have moved to new lows. This inevitably results in a high level of gains on mortgage loan sales and a reduction of the fair value of the Company's mortgage servicing asset," said Thomas R. Perz, President and Chief Executive Officer of St. Francis Capital Corporation. "Our loan production capacity continues to be a strength, as we have been able to substantially replace loan and servicing assets that have paid off during this time of low interest rates and heavy refinancing activity."

         The Company's mortgage servicing rights are required to be accounted for at the lower of book (i.e. cost) or market value. As part of the calculation of the market value of mortgage servicing rights, the Company calculates the present value of the future stream of servicing fee income expected to be received from its mortgage loan servicing portfolio. This calculation relies in part on prepayment speeds as forecast by major mortgage dealers based on a number of assumptions, including an assumption as to the future direction of interest rates. The Company services $847 million in mortgage loans for others, with those servicing rights recorded at $6.8 million, net of valuation allowances, as of March 31, 2003.

         Net interest income decreased $1.5 million to $11.7 million and $2.4 million to $24.9 million for the three and six months ended March 31, 2003, respectively, compared to $13.2 million and $27.3 million during the same periods in the prior year. The decrease in net interest income is a result of a decrease in the Company's net interest margin, partially offset by an increase in average earning assets. The net interest margin decreased to 2.26% and 2.36% for the three and six months ended March 31, 2003, respectively, compared with 2.62% and 2.66% for the same periods in the prior year. The low interest rates discussed previously also affected the Company's net interest margin as the decline in general interest rates was reflected by a reduced yield on earning assets. The cost of liabilities is no longer decreasing as rapidly as the decrease in the yield on earning assets, since deposit rates are near their lowest level. The Company's interest rate sensitivity as measured by its one-year interest rate gap position is also positive, which implies an increase in net interest income in a rising rate environment or a decrease in net interest income in a falling rate environment.

         Other operating income increased to $10.5 million and $18.9 million for the three and six months ended March 31, 2003, respectively, compared to $6.4 million and $13.7 million for the same periods in the prior year. Other than the aforementioned gains on the sale of loans partially offset by the mortgage servicing rights impairment, the change was due to a variety of factors. Loan servicing and related fees increased $691,000 to $1.6 million and $1.1 million to $3.2 million for the three and six months ended March 31, 2003, respectively. The increases represent various sources of income including servicing revenues on loans sold, prepayment penalties on early repayment of loans, modification and other fees related to mortgage loans and annual fees on home equity lines of credit. Depository fees increased $425,000 to $1.7 million and $445,000 to $3.2 million for the three and six months ended March 31, 2003, respectively. Increases were primarily due to increases in the Company's checking deposits and related monthly and overdraft fees. Gains on the sale of securities increased $489,000 to $1.2 million and $610,000 to $1.3 million for the three and six months ended March 31, 2003.

         General and administrative expenses increased to $13.2 million and $25.9 million for the three and six months ended March 31, 2003, respectively, compared to $12.0 million and $23.9 million for the comparable prior year periods. The increase is primarily due to increases in the levels of compensation and employee benefits. Total compensation and benefits increased $1.0 million and $1.7 million for the three and six months ended March 31, 2003, respectively, compared with the same periods in the prior year. Included in the changes in compensation were increases in the Company's mortgage lending division compensation of $497,000 and $1.1 million for the three and six months ended March 31, 2003, respectively, compared with the prior year. These increases were comprised primarily of commission compensation and additional salary and benefit compensation related to the extremely high level of mortgage activity fostered by the low interest rate environment.

         Total assets at March 31, 2003 were $2.29 billion, a decrease of $46 million from September 30, 2002. Loans receivable declined $37.4 million from September 30, 2002 primarily due to decreases in 1-4 family mortgage loans and commercial loans partially offset by growth in the Company's consumer loan portfolio. The Company's 1-4 family mortgage loan portfolio has been affected by the low level of interest rates as loans have continued to pay off or refinance. The commercial loan portfolio has decreased due to a reduction in the Company's syndicated loan credits.

         Non-performing assets totaled $4.5 million or 0.20% of total assets at March 31, 2003, an increase from $4.1 million or 0.18% of total assets at September 30, 2002. The provision for loan losses was $172,000 and $553,000 for the three and six months ended March 31, 2003, respectively, compared to $909,000 and $1.8 million for the same periods in the prior year. Although the Company's non-performing asset totals are consistent with the end of the prior fiscal year, the total is down from $9.0 million at March 31, 2002. Net charge-offs were $320,000 and $500,000 for the three and six months ended March 31, 2003, compared to net charge-offs of $156,000 and $371,000 for the same periods during the prior year.

         St. Francis Capital Corporation, with $2.29 billion in assets, is the holding company for St. Francis Bank, F.S.B. The Bank operates 22 full-service offices and three loan offices in Milwaukee, Waukesha, Washington, Ozaukee and Walworth counties and a mortgage-banking subsidiary based in Illinois.

         Certain matters discussed in this press release are "forward-looking statements" intended to qualify for the safe harbors from liability as established by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include words and phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends to" or similar expressions. Similarly, statements that describe the Company's future plans, objectives or goals are also forward-looking statements. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date of this press release, and to advise readers that various factors could affect the Company's financial performance and could cause actual results for future periods to differ materially from those anticipated or projected. Such factors include, but are not limited to: (i) general market interest rates, (ii) general economic conditions, (iii) legislative/regulatory changes, (iv) monetary and fiscal policies of the U.S. Treasury and Federal Reserve, (v) changes in the quality or composition of the Company's loan and investment portfolios, (vi) demand for loan products, (vii) deposit flow, (viii) competition, (ix) demand for financial services in the Company's markets, and (x ) changes in accounting principles, policies or guidelines.

                                       ###

St. Francis Capital Corporation and Subsidiary
Financial Highlights (Dollars in thousands, except per share data) (unaudited)

 OPERATING DATA:                                              Three months ended                Six months ended
                                                          March 31,        March 31,       March 31,        March 31,
                                                             2003             2002            2003             2002
                                                         -----------      -----------     -----------      -----------
Interest Income:
      Loans                                              $    19,199      $    21,769          40,702           44,803
      Mortgage-backed and related securities                   5,157            6,973          10,529           15,510
      Other                                                    1,310            1,234           2,844            2,374
                                                         -----------      -----------     -----------      -----------
            Total interest income                             25,666           29,976          54,075           62,687

Interest Expense:
      Deposits                                                 6,557            9,162          13,987           20,156
      Advances and other borrowings                            7,444            7,572          15,178           15,249
                                                         -----------      -----------     -----------      -----------
            Total interest expense                            14,001           16,734          29,165           35,405

                                                         -----------      -----------     -----------      -----------
Net interest income before provision for loan losses          11,665           13,242          24,910           27,282
Provision for loan losses                                        172              909             553            1,820
                                                         -----------      -----------     -----------      -----------
Net interest income after provision for loan losses           11,493           12,333          24,357           25,462
                                                         -----------      -----------     -----------      -----------

Other Operating Income:
      Loan servicing and loan related fees                     1,555              864           3,225            2,108
      Mortgage servicing impairment                           (1,075)              --          (2,525)              --
      Depository fees and service charges                      1,657            1,232           3,217            2,772
      Securities gains                                         1,166              677           1,344              734
      Gain on sales of loans                                   5,634            2,074          10,576            5,277
      Insurance, annuity and brokerage commissions               465              434             835              811
      Income from real estate held for investment                917              771           1,789            1,549
      Other income                                               172              301             394              492
                                                         -----------      -----------     -----------      -----------
            Total other operating income                      10,491            6,353          18,855           13,743
                                                         -----------      -----------     -----------      -----------

General and Administrative Expenses:
      Compensation and employee benefits                       7,727            6,724          15,375           13,694
      Office building                                          1,343            1,228           2,537            2,398
      Furniture and equipment                                  1,055              960           2,072            1,950
      Data processing                                            243              457             511              879
      Telephone & postage                                        474              429             920              839
      Real estate held for investment                            908              780           1,812            1,553
      Other general and administrative expenses                1,402            1,389           2,684            2,597
                                                         -----------      -----------     -----------      -----------
            Total general and administrative expenses         13,152           11,967          25,911           23,910
                                                         -----------      -----------     -----------      -----------

Income before income tax expense                               8,832            6,719          17,301           15,295
Income tax expense                                             2,540            1,792           4,931            4,374
                                                         -----------      -----------     -----------      -----------
Net income                                                     6,292            4,927          12,370           10,921
                                                         ===========      ===========     ===========      ===========

Basic earnings per share                                 $      0.67      $      0.53     $      1.32      $      1.19
Diluted earnings per share:                              $      0.64      $      0.51     $      1.26      $      1.13

Return on average equity                                       13.70%           11.91%          13.48%           13.17%
Return on average assets                                        1.15%            0.92%           1.10%            1.00%
Net interest margin                                             2.26%            2.62%           2.36%            2.66%
Net interest spread                                             2.03%            2.39%           2.13%            2.42%
Other operating income to average assets                        1.92%            1.19%           1.68%            1.26%
G&A expenses to average assets                                  2.40%            2.23%           2.31%            2.20%
Efficiency ratio                                               62.66%           63.26%          61.08%           59.34%
Efficiency ratio (adjusted for affordable housing)             59.82%           60.20%          58.13%           56.44%
Effective tax rate                                             28.76%           26.67%          28.50%           28.60%

Average share outstanding - Basic                          9,391,722        9,229,437       9,376,378        9,204,080
Average share outstanding - Diluted                        9,820,376        9,694,565       9,804,538        9,658,467

St. Francis Capital Corporation and Subsidiary
Financial Highlights (Dollars in thousands, except per share data) (unaudited)

 FINANCIAL CONDITION:                                           March 31,       September 30,       March 31,
                                                                   2003             2002               2002
                                                              -------------     -------------     -------------
 Cash and cash equivalents                                    $      45,027     $      45,835     $      36,916
 Debt and equity securities available for sale                       42,848            16,596            67,907
 Mortgage-backed and related securities available for sale          587,144           618,580           599,599
 Loans held for sale                                                 59,576            65,006            26,071
 Mortgage-backed and related securities                             104,791            90,246            81,978
 Loans receivable, net                                            1,220,022         1,257,466         1,225,636
 Federal Home Loan Bank stock                                       109,241            90,784            64,183
 Real estate held for investment                                     32,105            32,803            30,501
 Foreclosed properties                                                1,642             1,908               243
 Goodwill                                                            12,891            12,891            13,351
 Other assets                                                        78,150           107,002            64,176
                                                              -------------     -------------     -------------
       Total Assets                                           $   2,293,437     $   2,339,117     $   2,210,561
                                                              =============     =============     =============

 Deposits                                                     $   1,363,866     $   1,416,979     $   1,411,163
 Advances and other borrowings                                      680,007           642,063           616,040
 Other liabilities                                                   62,677           100,994            16,705
                                                              -------------     -------------     -------------
       Total Liabilities                                          2,106,550         2,160,036         2,043,908
                                                              -------------     -------------     -------------

 Shareholders' equity                                               186,887           179,081           166,653
                                                              -------------     -------------     -------------
       Total Liabilities and Shareholders' Equity             $   2,293,437     $   2,339,117     $   2,210,561
                                                              =============     =============     =============

 Shareholders' equity to total assets                                  8.15%             7.66%             7.54%
 Book value per share                                         $       19.11     $       18.31     $       17.07
Ending shares outstanding                                         9,398,531         9,350,873         9,284,904


 AVERAGE BALANCE SHEET INFORMATION:        Three months ended          Six months ended
                                                March 31,                  March 31,
                                           2003          2002          2003          2002
                                        ----------    ----------    ----------    ----------
Average total assets                    $2,220,304    $2,172,967    $2,245,420    $2,179,428
Average loans                            1,293,061     1,280,905     1,320,380     1,276,797
Average earning assets                   2,092,870     2,047,124     2,116,584     2,055,239
Average interest-bearing liabilities     1,928,111     1,911,874     1,955,449     1,920,969
Average shareholders' equity               186,228       167,753       183,998       166,281


 ASSET QUALITY INFORMATION:                            March 31,        September 30,      March 31,
                                                         2003               2002             2002
                                                     -------------     -------------     -------------
Non-performing loans                                 $       2,898     $       2,209     $       8,796
Foreclosed properties                                        1,642             1,908               243
                                                     -------------     -------------     -------------
    Non-performing assets                            $       4,540     $       4,117     $       9,039
                                                     =============     =============     =============

Performing troubled debt restructurings              $       2,184     $       2,440     $           0

Allowance for loan losses                            $      14,265     $      14,212     $      13,135
Non-performing loans to gross loans                           0.22%             0.16%             0.67%
Non-performing assets to total assets                         0.20%             0.18%             0.41%
Allowance for loan losses to gross loans                      1.07%             1.03%             0.99%
Allowance for loan losses to non-performing loans           492.24%           643.37%           149.33%


                                  Page 2 of 2